DELTA AND PINE LAND COMPANY

                                 ONE COTTON ROW

                          SCOTT, MISSISSIPPI 38772 USA

                                 (662) 742-4500

                                  March 1, 2000

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of the Stockholders of Delta and Pine Land Company, which will be held on Thursday, March 30, 2000, at 10:30 a.m., Central Standard Time, at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee. All stockholders of record as of February 22, 2000, are entitled to vote at the annual meeting.

We appreciate your confidence in the Company and hope you will attend this Annual Meeting in person.

Whether or not you expect to attend the meeting, please complete, sign, date and promptly return the enclosed proxy card to ensure that your shares will be represented at the meeting. If you attend the meeting, you may vote in person even if you have sent in your proxy card.

                                              Sincerely,



                                              Roger D. Malkin

                                              Chairman of the Board

                                              and Chief Executive Officer

                           DELTA AND PINE LAND COMPANY

                                 ONE COTTON ROW

                          SCOTT, MISSISSIPPI 38772 USA

                                 (662) 742-4500

--------------------------------------------------------------------------------


                            NOTICE OF ANNUAL MEETING

                  OF STOCKHOLDERS TO BE HELD ON MARCH 30, 2000

To the Stockholders of
Delta and Pine Land Company:

The Annual Meeting of the Stockholders of Delta and Pine Land Company will be held at the Peabody Hotel, 149 Union Avenue, Memphis, Tennessee, on Thursday, March 30, 2000, at 10:30 a.m., Central Standard Time, for the following purposes:

1. to elect two Class III members to the Board of Directors to three-year terms expiring at the 2003 Annual Meeting of Stockholders;

2.   to amend the 1995 Long Term Incentive Plan;

3. to ratify the appointment of Arthur Andersen LLP as the independent public accountants for the fiscal year ending August 31, 2000; and

4. to transact such other business as may properly come before the meeting or any adjournments thereof.

The accompanying Proxy Statement contains further information with respect to these matters.

The stockholders of record at the close of business on February 22, 2000, are entitled to notice of and to vote at the Annual Meeting. The list of stockholders will be available for examination for the 10 days prior to the meeting at Delta and Pine Land Company's Corporate office, One Cotton Row, Scott, Mississippi 38772.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign and promptly return the enclosed proxy using the enclosed addressed envelope, which requires no postage if mailed within the United States.

                                              BY ORDER OF THE BOARD OF DIRECTORS



                                              Jerome C. Hafter

                                              Secretary

March 1, 2000

                           DELTA AND PINE LAND COMPANY

                                 ONE COTTON ROW

                            SCOTT, MISSISSIPPI 38772

                                 (662) 742-4500

--------------------------------------------------------------------------------


                                 PROXY STATEMENT

                       FOR ANNUAL MEETING OF STOCKHOLDERS

                                 MARCH 30, 2000

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Delta and Pine Land Company ("D&PL" or the "Company") from stockholders holding shares of D&PL Common Stock ("Shares") for use at its Annual Meeting of Stockholders to be held on March 30, 2000, and at any adjournment or adjournments thereof. To assure adequate representation at the Annual Meeting, stockholders are requested to promptly sign and return the enclosed proxy.

Any stockholder giving a proxy has the power to revoke it at any time before it is voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either: (i) an instrument revoking it or (ii) a duly- executed proxy bearing a later date. In addition, a stockholder who is present at the meeting may revoke the stockholder's proxy and vote in person if the stockholder so desires. Proxies furnished by stockholders pursuant hereto will be voted; and, if the person solicited specifies in the proxy a choice with respect to matters to be acted upon, the Shares will be voted in accordance with such specification. If no choice is specified, the proxy will be voted FOR approval of the nominees for directors, FOR the amendments to the 1995 Long Term Incentive Plan, FOR the appointment of the independent public accountants named herein, and in the discretion of the proxy holders with regard to such other business as may come before the meeting.

Stockholders of record at the close of business on February 22, 2000, are entitled to vote at the meeting. The Proxy Statement and the accompanying form of proxy were mailed on or about March 1, 2000, to all stockholders of record as of the close of business on that date. The transfer agent, Harris Trust and Savings Bank ("Harris"), will tabulate the votes received prior to the meeting. The Secretary of the Company and W. Thomas Jagodinski, Vice President-Finance and Treasurer of the Company, will be appointed as inspectors of the Annual Meeting to count all votes and ballots and perform the other duties required of inspectors.

The presence at the Annual Meeting, in person or by proxy, of a majority of the Shares outstanding on February 22, 2000, will constitute a quorum. At that date approximately 38,376,781 Shares were outstanding. The affirmative vote of the holders of a plurality of the Shares that are represented in person or by proxy at the meeting and entitled to vote is required to approve the election of directors. All matters other than the election of directors submitted to the stockholders shall be decided by a majority of the votes cast with respect to such matters. Each Share is entitled to one vote. The Company's stock is traded on the New York Stock Exchange under the symbol DLP.

All references herein to a particular year refer to the Company's fiscal year, which ends or ended on August 31 of the year indicated.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the best knowledge of the Company based on information filed with the Securities and Exchange Commission and the Company's stock records, the following table sets forth as of December 31, 1999, Shares beneficially owned by each director, each nominee for director, certain executive officers, any person owning more than 5% of the Shares individually and by all executive officers and directors as a group.

Name of Beneficial Owner                               Shares Beneficially Owned
------------------------                               -------------------------
                                                         Amount of
                                                         Beneficial   Percentage
                                                         Ownership      of Class
                                                         ---------      --------

G Industries Corporation (1)                               5,632,002        14.5
John Hancock Mutual Life Insurance Company (2)             4,128,764        10.7
Stephens Group, Inc. (3)                                   2,589,137         6.7
Monsanto Company (4)                                       1,777,776         4.6
Roger D. Malkin (5)(6)                                       997,714         2.6
Steven M. Hawkins (5)                                            --            *
W. Thomas Jagodinski (5)(7)                                   70,211           *
Thomas O. Luehder (5)                                         26,333           *
Charles R. Dismuke, Jr. (5)                                   82,666           *
Joseph M. Murphy (8)                                          20,498           *
Jon E.M. Jacoby (9)                                          147,825           *
Rudi E. Scheidt (10)                                          22,112           *
Nam-Hai Chua (11)                                             45,505           *
Stanley P. Roth (12)                                          27,500           *
All Directors and Executive Officers as a Group            2,050,123         5.3
   [20 persons] (13)(14)

--------------------------------------------


*    Less than one percent

1. The mailing address for G Industries Corporation is 300 Delaware Avenue, Wilmington, Delaware 19801.
2. The mailing address for John Hancock Mutual Life Insurance Company is John Hancock Place, 5th Floor, Boston, Massachusetts 02117.
3. Mr. Jacoby, a director of Stephens Group, Inc., and its subsidiary, Stephens, Inc. ("SGI"), owns 147,825 Shares which are not included. See
     Note 8 below. SGI and Mr. Malkin are negotiating an arrangement with respect to certain loans by a third party to Mr. Malkin. As part of that arrangement, SGI would pledge to Mr. Malkin's lender Shares having a market value of approximately $5.14 million as additional collateral for Mr. Malkin's loans. Mr. Malkin and his lender also would grant SGI a right of first refusal to buy, at the market price on the date of sale, any of Mr. Malkin's Shares which may be sold to satisfy Mr. Malkin's loan obligations. Mr. Malkin also would grant SGI an option to buy (at $.01 per Share) Shares from him equal in value to a specified percentage of any increase in the fair market value of his Shares above their fair market value at the date of the arrangements. In the event Mr. Malkin sells any of his Shares, he also would agree to pay SGI that same specified percentage of the excess of the sales price above their fair market value at the date of the arrangements. The mailing address for Stephens Group, Inc. and affiliates is 111 Center Street, Little Rock, Arkansas 72201.
4. Excludes shares obtainable by conversion of Series M Convertible Preferred Stock. If Monsanto converts pursuant to the terms of the preferred stock, they would receive 1,066,667 Shares of Common Stock which would make its amount of beneficial ownership 2,844,443 Shares, or 7.2%. The mailing address for Monsanto Company is 800 North Lindbergh Blvd., St. Louis, Missouri 63167.

5. The mailing address for Messrs. Malkin, Jagodinski, Hawkins, Luehder and Dismuke is One Cotton Row, Scott, Mississippi 38772.
6.   See also footnote (3) above.
7. Includes 3,555 Shares owned by Mr. Jagodinski's wife. Mr. Jagodinski disclaims beneficial ownership of Shares owned by his wife.
8. The Shares indicated are owned by Mr. Murphy's wife. Mr. Murphy disclaims beneficial ownership of these Shares. The mailing address for Mr. Murphy is 2687 North Ocean Boulevard, Boca Raton, Florida 33431.
9. Includes the following Shares: 113,637 Shares owned by Jacoby Enterprises, Inc., as to which Mr. Jacoby has sole power to vote and sole power of disposition; 21,713 Shares owned by Coral Partners in which Mr. Jacoby is a general partner, as to which Mr. Jacoby has shared power to vote and shared power of disposition; and 12,475 Shares owned beneficially by Mr. Jacoby. Does not include Shares owned by Stephens Group, Inc., or other of its affiliates, except Jacoby Enterprises, Inc. and Coral Partners. See Note 3 above. The mailing address for Coral Partners, Jacoby Enterprises, Inc., and Mr. Jacoby is 111 Center Street, Little Rock, Arkansas 72201.
10. The mailing address for Mr. Scheidt is 54 South White Station Road, Memphis, Tennessee 38117.
11. Consists of 10,666 Shares owned by Dr. Chua's wife and 34,839 Shares held jointly by Dr. Chua's wife and child. Dr. Chua disclaims beneficial ownership of these Shares. The mailing address for Dr. Chua is c/o Laboratory of Plant Molecular Biology, Rockefeller University, 1230 York Avenue, New York, New York 10021-6399.
12. These Shares are owned by North American Capital Corporation, as to which Mr. Roth has sole power to vote and sole power of disposition. The mailing address for Mr. Roth is 510 Broad Hollow Road, Suite 206, Melville, New York 11747.
13. Includes the following Shares: 20,498 Shares owned by the wife of Joseph M. Murphy; 3,555 Shares owned by the wife of Mr. Jagodinski; and 45,505 Shares owned by the wife and child of Dr. Chua.
14. As a group, the amount shown excludes vested and unvested options for 506,296 Shares pursuant to the 1993 Delta and Pine Land Company Stock Option Plan and options for 745,875 Shares pursuant to the 1995 Long- Term Incentive Plan (with regard to the 1995 Plan, including 46,539 options for an officer no longer employed by the Company which must be exercised by March 1, 2000, or will be forfeited). For each individual listed above, the amounts shown exclude exercisable options granted pursuant to the 1993 Plan and 1995 Plan with respect to the following: Roger D. Malkin, 14,043; Steven M. Hawkins, 74,000; Joseph M. Murphy, 5,155; Jon E.M. Jacoby, 60,266; W. Thomas Jagodinski, 65,422; Thomas O. Luehder, 17,333; Rudi E. Scheidt, 60,266; Charles R. Dismuke, Jr., 82,489 Shares; Nam-Hai Chua, 60,266; and Stanley P. Roth, 60,266.

                             OFFICERS OF THE COMPANY

                                                                         Offices Held with Company;
         Name (Age)                   Position                    Principal Occupation for Past Five Years
         ----------                   --------                    ----------------------------------------
Roger D. Malkin (68)          Chairman and Chief       Mr. Malkin has served as Chairman and Chief Executive
                              Executive Officer        Officer of D&PL since 1978.  Also, he served as Chairman
                                                       of Southwide, Inc., a Delaware corporation and the former
                                                       parent of D&PL, from 1971 through its liquidation in 1993.

Steven M. Hawkins (49)        President and Chief      Mr. Hawkins has served as President and Chief Operating
                              Operating Officer        Officer since December 1998.  Before that time, he served
                                                       as     Executive     Vice President  of  D&PL  from
                                                       May 1998  until   December 1998. From September 1996
                                                       until May 1998, he served as Director of  Marketing
                                                       and  Vice   President  of Sales and  Marketing  for
                                                       Deltapine Seed.  Prior to joining  D&PL,  he worked
                                                       for Asgrow  Seed  Company from  October  1976 until
                                                       September  1996. His last assignment   with  Asgrow
                                                       was   as    Director   of Marketing,  Logistics and
                                                       New  Business.  Prior  to that  he   held   various
                                                       marketing,    sales   and operation  positions with
                                                       the Company.

Charles R. Dismuke, Jr.       Senior Vice              Mr. Dismuke has served as Senior Vice President
(45)                          President                since August 1999.  From January 1997 until August 1999,
                                                       he served as Senior Vice President and as President of
                                                       Deltapine Seed Division.  From October 1989 until January
                                                       1997, he served as Vice President-Operations.  Mr. Dismuke was a General Manager of one of the Company's
                                                       subsidiaries, Greenfield Seed Company, from 1982 until
                                                       1989.  Mr. Dismuke has been employed by D&PL or one of
                                                       its subsidiaries since June 1977.

Thomas O. Luehder (59)        Senior Vice              Mr. Luehder has served as Senior Vice President
                              President                since February 1998.  From April 1997 until February 1998 he was Senior Vice President in the International Division.
                                                       He joined D&PL in May 1994 and was the Chief Representative of D&PL
                                                       China Pte. Ltd. Prior to joining D&PL, he served as President of Jacques
                                                       Seed Company, Prescott, Wisconsin.

Harry B. Collins (59)         Vice President-          Dr. Collins has served as Vice President-Technology Transfer since
                              Technology Transfer      April 1998.  From 1985 until April 1998, Dr. Collins served as the
                                                       Company's Vice President-Research. Prior to that, Dr. Collins was the senior soybean breeder for the Company.  Dr. Collins has been employed by D&PL since 1974.






Earl E. Dykes (46)            Vice President-          Mr. Dykes has served as Vice-President - Operations since
                              Operations               February 1997 until present.  Prior to that time, Mr. Dykes served as the General Manger - Arizona Processing, Inc.
                                                       (which was acquired by the Company in May 1996 as the
                                                       result of the Sure Grow merger).  Mr. Dykes was a
                                                       shareholder of Arizona Processing, Inc. at the time of
                                                       acquisition.

W. A. Ellis, III (46)         Senior Vice President    Mr. Ellis has served as Senior Vice President
                                                       since August 1999.  From January 1997 until August 1999,
                                                       he served as Senior Vice President and as President-Sure
                                                       Grow Seed Division.  From 1990 until 1996 he served as
                                                       President-Ellis Brothers Seed, Inc. and Sure Grow Seed, Inc.
                                                       (which were acquired by the Company in May 1996 as the
                                                       result of the Sure Grow merger).  Before that time Mr. Ellis was Vice President of Ellis Brothers Seed, Inc.

William V. Hugie (40)         Vice President-New       Dr. Hugie has served as Vice President-New Technologies
                              Technologies             Research since September 1996.  From August 1994 until
                              Research                 September 1996, he served as a Project Leader of the
                                                       Transgenic Cotton  Breeding   Program, and
                                                       from  December 1988 until August 1994, he served as
                                                       a  Project  Leader of the Sorghum Breeding Program.
                                                       Prior  to   joining   the Company,  Dr.  Hugie  was
                                                       employed   by  Funk  Seed International  from  1986
                                                       to 1988.

W. Thomas Jagodinski          Vice President-          Mr. Jagodinski has served as Vice President-Finance and
(43)                          Finance and              Treasurer since February 1993 and Treasurer and Chief
                              Treasurer and            Financial Officer from May 1992 to February 1993.  From
                              Assistant Secretary      October 1991 to May 1992, Mr. Jagodinski served as
                                                       Director   of   Corporate Accounting,     Financial
                                                       Reporting    and   Income Taxes.  Prior to  joining
                                                       the     Company,      Mr.  Jagodinski  was  employed
                                                       by Arthur Andersen LLP in various  capacities since
                                                       1983.

Thomas A. Kerby (55)          Vice President-          Dr. Kerby has served as Vice President-Technical Services
                              Technical Services       since September 1994 and Director - Technical Services
                                                       from November 1993,  when he  joined  D&PL,   until
                                                       1994.  Prior  to  joining the  Company,  Dr.  Kerby
                                                       served     the     cotton industry  of   California
                                                       and  the   University  of California  as  Extension
                                                       Cotton   Agronomist  from 1981   through    October
                                                       1993.

Donald L. Kimmel (61)         Vice President-          Mr. Kimmel has served as Vice President-Sales and Marketing of
                              Sales and Marketing      D&PL since 1986, and from 1985 to 1986, as its Marketing
                                                       Manager.






Charles V. Michell (37)       Vice President-          Mr. Michell has served as Vice President-Information
                              Information              Systems from October 1998 until present, and prior to that
                              Systems                  time, as Corporate Director-Information Systems and
                                                       Telecommunications  since  March 1995. He joined the
                                                       Company    in   1987   as    Manager  of   Information
                                                       Systems. Prior to joining   the Company,  Mr. Michell
                                                       was  Manager of  Computer  Operations at St. Dominic
                                                       Jackson Memorial Hospital and he was  self-employed
                                                       as     an     Information  Technology  Consultant in
                                                       the hospital, banking and custom welding industries.

Alan L. Rubida (38)           Vice President-          Mr. Rubida has served as Vice President-Quality
                              Quality                  since October 1998.  Mr. Rubida joined D&PL in 1994 and
                                                       served  as the  Company's Western Cottonseed
                                                       Production  Manager until 1998.  Prior  to  joining
                                                       D&PL,  Mr.  Rubida served as    manager    of   the
                                                       Cottonseed     Production Department for the Supima
                                                       Association of America.

Ann J. Shackelford (42)       Vice President-          Ms. Shackelford has served as Vice President - Corporate
                              Corporate Services       Services since September 1997 and, until that time, as
                                                       Director of New  Business Product Development since
                                                       January    1997.     From   October     1994    until
                                                       December 1996, she served  as   Legal   Coordinator.
                                                       Prior  to   joining   the  Company,  Ms. Shackelford
                                                       was  involved  in private  business.

James H. Willeke (55)         Senior Vice President    Mr. Willeke has served as Senior Vice President
                                                       since August 1999.  From January 1997 until
                                                       August 1999, he served as Senior Vice President and
                                                       as    President-Paymaster  Division. From 1987 until
                                                       1996,    he   served   as  President - Hartz Seed in
                                                       Stuttgart,   Arkansas,  a  subsidiary   of  Monsanto
                                                       Company.   From  1982  to  1987,  he directed  Lynks
                                                       in  Marshalltown,  IA,  a  subsidiary   of   Mycogen
                                                       Seeds,     as     General  Manager.

Jerome C. Hafter (54)         Secretary                Mr. Hafter has served as Secretary of D&PL since July
                                                       1993, and he served as Assistant Secretary from April 1990 until July 1993.  Since 1976, Mr. Hafter has been a partner in Lake Tindall LLP, D&PL's general counsel, and he has
                                                       performed legal services for D&PL since 1983.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

The number of directors is established by the Board of Directors and is currently set at six. The Company's Restated Certificate of Incorporation and By-Laws provide that the Board of Directors shall be divided into three classes (Class I, Class II, and Class III), with each class containing one-third, or as close to one-third as possible, of the total number of directors. Directors are elected at each annual meeting to succeed those directors whose terms then expire. Directors serve for terms of three years and until their successors have been duly elected. The directors chosen to succeed those whose terms are expiring are of the same class as the director they succeed. Class I Directors were elected at the 1997 Annual Meeting to serve a term expiring at the 2000 Annual Meeting. Class II Directors were elected at the 1998 Annual Meeting to serve a term expiring at the 2001 Annual Meeting. Class III Directors were elected at the 1996 Annual Meeting to serve a term expiring at the 1999 Annual Meeting.

On May 8, 1998, D&PL entered into a merger agreement with Monsanto Company, pursuant to which D&PL would be merged with and into Monsanto. Because the pending merger with Monsanto was expected to be consummated, the Company did not schedule a 1999 Annual Meeting, and the Class III Directors that would have been up for reelection in 1999 continue to serve as directors. Accordingly, the Class III Directors are to be elected by the stockholders at this 2000 Annual Meeting to a three-year term, and they have agreed to serve. The Company will hold another Annual Meeting, currently intended to convene in the Fall of 2000, at which nominees for Class I Directors will be considered by the stockholders. To return the Company's schedule of elections to one class of directors per year, the individuals nominated for election as Class III Directors at the March 30, 2000, Annual Meeting have agreed to tender at that Annual Meeting their resignations which will become effective immediately prior to the 2002 Annual Meeting. The Class III Directors will then be elected to a three-year term expiring at the 2005 Annual Meeting.

The Board of Directors proposes the re-election of the two Class III Directors listed below:


    Name                                          Offices Held with the Company;
(Year First Elected a Director)                   Principal Occupation for Past
-------------------------------                   Five Years
                                                  ----------

                                    CLASS III
                                    ---------

Roger Malkin (1978)                            (See the description of Mr. Malkin's offices with the Company and principal occupation under "Officers of the Company".)

Jon E.M. Jacoby (1992)                         Mr. Jacoby has been employed by Stephens, Inc. and Stephens
                                               Group, Inc., companies that engage in investment banking
                                               activities, since 1963 and is presently a director and officer for each of these companies.  Stephens Inc. and Stephens Group, Inc.
                                               are stockholders of D&PL.  Mr. Jacoby is a director of Beverly
                                               Enterprises, Inc., Medicus Systems Corp. and Power-One, Inc.  He
                                               was a director of American Classic Voyages Co. until he resigned on June 30, 1997.  Mr. Jacoby is 61 years of age.





Continuing Directors
--------------------

                                     CLASS I
                                     -------

Stanley P. Roth (1988)                         Mr. Roth controls and is the Chairman of NACC, a private
                                               merchant banking firm, and has been its President since 1976.
                                               Since 1988, Mr. Roth has served as the Chairman of Royal-Pioneer
                                               Industries, Inc., and a director of Hollis Corporation.  Mr. Roth became the Vice Chairman of CPG International, Inc., in 1990 and
                                               the Chairman of GPC International, Inc., its successor corporation, in 1994.  Mr. Roth is 63 years of age.

Nam-Hai Chua (1993)                            Dr. Chua has acted as a consultant to D&PL since April 1991. Dr.
                                               Chua is the Andrew W. Mellon Professor and Head of the Plant
                                               Molecular Biology Laboratory of Rockefeller University, New
                                               York, New York, and has been with the University for over 20 years. Also, he is member of the Board of Directors of
                                               BioInnovations of America, an entity owned by the Government of
                                               Singapore, which invests in United States biotechnology
                                               companies. Dr. Chua was also a member of the Board of Directors of DNAP Holdings (formerly DNA Plant Technology
                                               Corporation), until he resigned in 1998. In addition, Dr. Chua serves as the Chairman of the Management Board of Directors of the Institute of Molecular
                                               Agrobiology ("IMA") and as the Chairman of the Board of
                                               IMAGEN Holdings Pte. Ltd, an affiliate of IMA. Dr. Chua also acted as a scientific consultant to Monsanto Company for matters relating to plant biology through 1995. Dr. Chua is 55 years of age.

                                    CLASS II
                                    --------

Joseph M. Murphy (1992)                        Since 1987 and February 1993, respectively, Mr. Murphy has been the Chairman of Value Investors, Inc., a closely-held real estate investment company, and the Chairman of Country Bank, New York,
                                               New York.  Mr. Murphy is 64 years of age.

Rudi E. Scheidt (1993)                         Since 1990, Mr. Scheidt has been a private investor.  From 1973 to
                                               1989, he served as President of Hohenberg Bros. Co., a worldwide cotton merchant, headquartered in Memphis, Tennessee, and as its
                                               Chairman during 1990.  Mr. Scheidt is Director Emeritus of
                                               National Commerce Bancorporation, a bank holding company,
                                               headquartered in Memphis, Tennessee.  Mr. Scheidt is 75 years of age.


THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE INDIVIDUALS LISTED AS CLASS III DIRECTORS.

                    THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Meetings and Attendance of Directors

The Board of Directors had 19 meetings in fiscal 1999, including 16 special meetings. All Directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors held while they were members, and
(ii) the total number of meetings held by all Committees of the Board on which they served as members. The Company did not have a Nominating Committee in 1999.

Director's Compensation

Each Director receives an annual fee of $25,000 and participation fees of $1,000 for each meeting of the Board of Directors attended. Directors are reimbursed for actual expenses incurred in connection with attending Board or Committee meetings. In addition, under the 1993 Stock Option Plan, as amended, each present director was granted an option to purchase 53,333 shares at the fair market price at the date of grant. Under the 1995 Long-Term Incentive Plan, as amended, the initial option granted to each new (and present) director of the Company was increased by 8,889 shares, and each director will be granted options for an additional 2,667 shares in each of the second through sixth years each director serves as such (which began in February 1997 for present directors).

Committees of the Board

The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. Officers are elected by and serve at the discretion of the Board of Directors.

     Executive Committee
     -------------------

The members of the Executive Committee are Messrs. Malkin, Murphy and Roth. This Committee met one time during 1999. During the intervals between meetings of the Board of Directors, the Executive Committee has and may exercise all of the powers and authority of the Board of Directors, except as limited by law and except for the power to change the membership or to fill vacancies in the Board or said Committee. Action taken by the Executive Committee is reported to the Board of Directors at its first meeting following such action.

     Audit Committee
     ---------------

The members of the Audit Committee are Messrs. Murphy and Roth. This Committee met one time in 1999. This Committee: (1) recommends annually to the Board of Directors the independent public accountants for the Company and its direct and indirect subsidiaries; (2) meets with the independent public accountants concerning their audit, their evaluation of the Company's financial statements, accounting developments that may affect the Company and their nonaudit services;
(3) meets with management concerning similar matters and (4) makes recommendations to all of the aforesaid groups that it deems appropriate.

     Compensation  Committee  (Compensation  Committee  Interlocks  and  Insider
     ---------------------------------------------------------------------------
     Participation)
     --------------

The members of the Compensation Committee are Messrs. Jacoby and Murphy. The Company is not aware of any conflicts of interests which might be required to be disclosed. This Committee met one time during 1999. This Committee reviews and approves annual compensation, including bonuses, for senior management of the Company and administers the Company's 1993 Stock Option Plan, as amended, and the 1995 Long-term Incentive Plan, as amended, including the grant of options under each plan.

                      REPORT OF THE COMPENSATION COMMITTEE

                            ON EXECUTIVE COMPENSATION

The Compensation Committee is composed entirely of independent, outside directors. The Compensation Committee is responsible for reviewing and approving the compensation of the Chief Executive Officer, Mr. Malkin, and the other executive officers of the Company and reviewing and approving stock-based awards when recommended, including stock options, for each executive officer.

The Company's policy is to pay cash compensation (salary and bonus) in sufficient amounts so that the Company's officers receive compensation that is competitive with that paid by other companies of similar size within the seed industry, after considering cost-of-living factors such as location, as well as providing long-term incentives based on the performance of the Company. The long-term incentives are designed to attract and retain key executives by providing rewards for outstanding performance relative to peer companies. The Company has followed this policy since 1989.

Salary and Bonus

Salary ranges of executive officers are based on a written job responsibility measurement system created by an independent, outside salary consultant. This system is adjusted annually. This system applies to all employees of the Company, and not just to the executive officers. Each job responsibility has an established salary range based on skill level and experience required to perform the duties, along with the position's level of importance to overall Company operations. Individual salary ranges are established at levels that provide internal equity, as well as competitiveness with similar positions in other companies with similar businesses. Merit salary increases are determined annually based on job performance and current salary level within the salary range set for that position. Each executive officer's performance review includes achievement against an established set of management responsibilities, as well as specific individual objectives. Objectives relate to the business function of that respective officer and may include financial performance objectives (i.e., achievement of budget goals), as well as other objectives relating to the individual's particular role in the Company (i.e., market share goals, unit cost improvement, plant safety record, new product introductions, etc.). The objectives of each executive officer are set by the Chief Operating Officer after consultation with the Chief Executive Officer. Each executive officer's performance is rated by the Chief Operating Officer and is subject to review and approval by the Chief Executive Officer and the Compensation Committee. Non-merit increases are a function of inflation and, as a result, in recent years have been modest.

The method of salary measurement described above also applies to the Chief Operating Officer and the Chief Executive Officer. Objectives for the Chief Operating Officer are set by the Chief Executive Officer, and objectives for the Chief Executive Officer are set by the Board of Directors. The Chief Executive Officer recommends to the Compensation Committee the salary for the Chief Operating Officer based on this system. The salary of the Chief Executive Officer is discussed by the Chief Executive Officer with the Compensation Committee. Based on such discussions and the salary ranges and objectives discussed above, the Compensation Committee determines the Chief Executive Officer's compensation.

A bonus pool is created annually based on a specified percentage of pre-tax, pre-bonus, and pre-pension earnings. Under the Company's incentive bonus program, the total of bonuses paid in any year is limited to the lowest of two limitations: (1) the bonus pool reduced by pension costs and (2) the sum of all performance-based maximum individual awards. The Chief Executive Officer and Chief Operating Officer can reduce, but may not increase, the overall bonus pool from the amount calculated using the pre-established formula. The Compensation Committee, upon the recommendation of the Chief Executive Officer and the Chief Operating Officer, may also adjust the size of the bonus pool. All positions eligible for bonus are placed in one of four categories that govern the maximum bonus available as a percentage of the mid-point of the job's salary range. These four categories include: (1) Chief Executive Officer and Chief Operating Officer, (2) other executive officers, (3) senior managers and (4) all other bonus-eligible positions. This maximum is based on the potential impact on the Company's profit of the job's responsibilities.

Each executive officer's bonus is based on his performance and achievement against individual goals as described for merit salary increase review. Performance is expressed as a percentage which, when multiplied by the maximum bonus available for that job, results in an adjusted performance-based maximum individual award for that year. All bonus awards to eligible employees are calculated in this manner, and actual awards are effectively the pro rata share of the available bonus pool or the performance-based maximum, whichever is less. Thus, the bonus of each executive officer is dependent on the achievement of the Company's earnings and the level of performance of each officer against established performance criteria and personal objectives.

The bonus for the Chief Executive Officer and the Chief Operating Officer are similarly set, based on the individual's job performance. The Chief Executive Officer and Chief Operating Officer recommend their bonuses to the Compensation Committee. The Compensation Committee reviews and approves the bonus amounts for the Chief Executive Officer, the Chief Operating Officer, the other executive officers and senior management.

Stock Awards

Awards of stock options for each executive officer and other key employees must first be approved by the Compensation Committee and are granted at the sole discretion of the Committee. Based on an assessment of competitive factors, the Compensation Committee determines a suitable award that provides an incentive for both performance and employee retention purposes.

Chief Executive Officer's Compensation

Mr. Malkin's salary is based on his contribution to the Company. He is entitled to merit salary increases. These merit increases are determined in accordance with the procedures and guidelines described above. The Compensation Committee approved Mr. Malkin's 1999 bonus based on his achievement with respect to the targeted earnings goal for the Company. Other factors in the Compensation Committee's decision were Mr. Malkin's leadership in developing Corporate growth strategies, developing and international business activities and his contribution made in developing the market for biotechnology-enhanced seed. For fiscal 1999, Mr. Malkin's base salary was $290,000 with a bonus of $487,228 (consisting of a cash bonus of $250,000 and the transfer by the Company to Mr. Malkin of certain real property with a fair market value of $237,228).

Compensation Committee

Jon E.M. Jacoby
Joseph M. Murphy

                PERFORMANCE OF DELTA AND PINE LAND COMPANY SHARES

The Company's Shares were first publicly traded on June 29, 1993. The following table shows a comparison of cumulative total return to stockholders for D&PL Common Stock, the NYSE/AMEX/NASDAQ Market Index and a peer group composed of the following company: Pioneer HiBred International, Inc. DeKalb Genetics Corp., Mycogen Corp., and Calgene, Inc., each of which has been included in the peer group in the past, are excluded from the Company's peer group because their respective stocks are no longer traded on a public market. The table assumes $100 invested on June 29, 1993, and the reinvestment of dividends.



                      Comparison of Cumulative Total Return

                       Delta and Pine Land
Fiscal Year Ending          Company                        Stock Market           Peer Group
------------------          -------                        ------------           ----------
August 1994                  100.0                           100.0                    100.0
August 1995                  184.7                           121.9                    140.3
August 1996                  318.7                           142.8                    182.8
August 1997                  552.3                           195.7                    288.2
August 1998                  863.3                           200.9                    344.1
August 1999                  571.5                           280.0                    403.7

                             EXECUTIVE COMPENSATION

Annual Compensation

The following table sets forth certain information regarding compensation paid to, or accrued for, the Company's Chief Executive Officer and the Company's four other most highly-compensated executive officers (the "Named Officers") during the year ended August 31, 1999:

                           Summary Compensation Table

                                                                                 Long-Term
                                                                                Compensation

Name and                                                                         Securities
Principal Position                    Annual Compensation                        Underlying             All Other
                                Year      Salary($)        Bonus($)              Options(1)           Compensation
                                ----      ---------        --------              ----------           ------------
Roger D. Malkin                 1999      290,000          487,228 (5)              2,666(2)           $30,000 (4)
   Chief Executive Officer
                                1998      290,000          --                       2,666(2)           $35,000 (4)
                                1997      290,000          220,000                 62,222(3)           $29,000 (4)
Steven M. Hawkins               1999      218,000          150,000                 --                  --
   President and
   Chief Operating Officer
                                1998      163,000          --                     130,000              --
                                1997      140,000          40,000                  53,000              --
W. Thomas Jagodinski            1999      162,500          75,000                  --                  --
   Vice President-Finance
   and Treasurer
                                1998      150,000          --                      --                  --
                                1997      140,000          75,000                  79,999              --
Thomas O. Luehder               1999      165,000          51,000                  --                  --
   Senior Vice President
                                1998      150,000          25,000                  30,000              --
                                1997      150,000          22,500                   8,889              --
Charles R. Dismuke              1999      170,000          45,000                  --                  --
   Senior Vice President
                                1998      165,000          --                      --                  --
                                1997      160,000          50,000                  24,889              --


--------------------------------------------


(1)  All stock options reflected on a post-split basis.
(2) Includes options for 2,666 shares granted by formula to Mr. Malkin in his capacity as a director of the Company, concurrently with identical grants to all directors of the Company.
(3) Includes options for 8,889 Shares granted to Mr. Malkin in his capacity as a director of the Company, concurrently with identical grants to all directors of the Company.

(4)  Director's and attendance fees for serving as a director of the Company.
(5) Consists of a cash bonus of $250,000 and the transfer by the Company to Mr. Malkin of certain real property with a fair market value of $237,228.

Employment Contracts and Change-In-Control Arrangements

Mr. Jagodinski is employed pursuant to an employment agreement effective September 1, 1997 which provided for an annual base salary of $150,000 subject to upward adjustment plus bonus, the amount of which is determined in accordance with the bonus program described herein, plus insurance and other fringe benefits. The agreement is automatically extended each day so that at any given date, the time remaining under the contract will be for an additional two year period. The contract may be terminated, except as a result of a change in control or in anticipation of a change in control, upon three months written notice. The employment agreement includes provisions pursuant to which Mr. Jagodinski will receive, in the event of the termination of his employment due to a change in control or in anticipation of a change in control, an amount that in effect is equal to two times his highest salary and bonus paid during any of the previous five calendar years; plus a continuation for 24 months of his insurance and fringe benefits. Mr. Jagodinski's agreement provides him the right to surrender his stock options to the Company and receive cash in lieu of stock, plus provides for certain tax protection payments on a portion of amounts paid to him under this plan. In addition, Mr. Jagodinski was granted an option for 53,333 shares of common stock at $28.04 per share excercisable ratably or upon a change in control. Pursuant to the terms of this agreement, Mr. Jagodinski shall not compete with the Company for one year upon his termination in the event of a change in control.

Option Grants in Last Fiscal Year

The only options exercisable into securities of the Company are those outstanding under the 1993 Stock Option Plan adopted in April 1993 and the 1995 Long-term Incentive Plan. The 1993 Plan has not been available for further grants since 1996. The Company granted options for 70,996 Shares under the 1995 Plan in 1999. All options granted under both plans vest 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of grant.

The following table sets forth certain information concerning stock options granted during fiscal 1999:

                          Option Grants in Fiscal 1999

                     Number of    Percentage of Total                                          Potential Realized Value at
                    Securities      Options Granted                                           Assumed Annual Rates of Stock
                    Underlying      to Employees In                                           Price Appreciation for Option
Name (2)              Options         Fiscal Year      Exercise Price     Expiration Date               Term (1)
--------              -------         -----------      --------------     ---------------               --------
                                                                                                0%          5%        10%
                                                                                                --          --        ---
Roger D. Malkin        2,666             3.76%              32.80             2/25/09           --        55,000    139,000

--------------------------------------------


(1) The dollar amount under these columns are the result of calculations at 5% and 10% rates arbitrarily set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation, if any, of the Company's stock price. Any actual gain on exercise of options is dependent on the future performance of the Company's stock.

(2)  No other Named Officers were granted options in 1999.

Options Exercised in Last Fiscal Year

The following table sets forth certain information concerning stock option exercises during 1999 and unexercised options held as of August 31, 1999 for each of the Named Officers:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values


                                                         Number of Securities
                                                        Underlying Unexercised               Value of Unexercised
                                                             Options at the                  In-The-Money Options at
                                                            Fiscal Year End                 the Fiscal Year End (1)
                                                            ---------------                 -----------------------

                           Shares         Gain
                          Acquired      Realized

                            on            on             #                 #                 $                 $
                          Exercise      Exercise     Exercisable      Unexercisable      Exercisable      Unexercisable
                          --------      --------     -----------      -------------      -----------      -------------
Roger D. Malkin (2)(3)      --            --           130,310          42,132             2,843,982        228,359
Steven M. Hawkins (3)       --            --           47,333           136,000            288,893          493,040
W.T. Jagodinski             --            --           56,534           55,111             722,494          229,593
Thomas O. Luehder (3)       --            --           30,889           29,333             519,344          31,747
Charles R. Dismuke, Jr.     --            --           73,956           22,045             1,508,167        214,207

--------------------------------------------

(1) Based on $28.3125 per Share, the August 31, 1999, closing value as quoted by the New York Stock Exchange.
(2) According to the terms of Mr. Malkin's options, all of his options would be fully exercisable upon his retirement because he is over 65 years of age.
(3) Computation excludes the "out-of-the-money" options for the following number of shares: 5,332 Shares for Mr. Malkin, 50,000 Shares for Mr. Hawkins, and 30,000 Shares for Mr. Luehder.

Compensation Pursuant to Plans

Pension Plan

The Company maintains a noncontributory defined benefit plan (the "Pension Plan") that covers substantially all full- time employees, including the Named Officers. All employees of the Company and its domestic subsidiaries, who have both attained age 21 and completed one year of eligibility service, are eligible to participate in the Pension Plan. The Pension Plan provides a normal retirement benefit (if employment terminates on or after age 65) equal to the sum of: (i) 22.75% of the average compensation (the average of the participant's five highest consecutive calendar years of earnings, including overtime but excluding bonuses) reduced by 1/25th for each year of credited service less than 25 at normal retirement; and (ii) 22.75% of average compensation exceeding the greater of one-half of average social security covered compensation and $10,000, reduced by 1/35th for each year of credited service less than 35 at normal retirement.

The following table shows the estimated benefits payable in the form of a single-life annuity upon retirement in specified average compensation and years of credited service classifications:

                               Pension Plan Table
                               ------------------

                                              Years of Credited Service
                                              -------------------------
Compensation                    15           20          25            30            35
------------                    --           --          --            --            --
 $25,000                      $4,238        $5,651      $7,064       $7,339       $7,614
 $50,000                     $10,088       $13,451     $16,841      $17,902      $18,989
 $75,000                     $15,938       $21,251     $26,564      $28,464      $30,364
$100,000                     $21,788       $29,051     $36,341      $39,027      $41,739
$150,000                     $33,488       $44,651     $55,841      $60,152      $64,489
 200,000                     $34,424       $45,899     $57,374      $61,842      $66,309
 250,000                     $34,424       $45,899     $57,374      $61,842      $66,309
 300,000                     $34,424       $45,899     $57,374      $61,842      $66,309
 400,000                     $34,424       $45,899     $57,374      $61,842      $66,309


The above estimated annual benefits were calculated by the actuary for the Pension Plan. Benefit amounts shown are the annual pension benefits payable in the form of a single-life annuity for an individual attaining the age of 65 in 1999. In addition, such amounts reflect the 1999 maximum compensation limitation under the Internal Revenue Code of 1986, as amended, and are not subject to any deduction for social security or other amounts.

The estimated years of credited service and eligible average compensation for each of the Named Officers as of January 1, 1999, the most recent Pension Plan valuation date, are as follows:

                                 Years of Credited
Name                                 Service           Average Plan Compensation
----                                 -------           -------------------------
Roger D. Malkin                         29               $154,000
Steven M. Hawkins                        1                153,750
W.T. Jagodinski                          7                128,282
Thomas O. Luehder                        5                152,500
Charles R. Dismuke, Jr.                 22                140,643


Supplemental Executive Retirement Plan

The Company adopted a Supplemental Executive Retirement Plan ("SERP"), which became effective January 1, 1992, and covers certain management personnel, including certain of the Named Officers. The SERP provides for payments to participants in the form of a single-life annuity, or as otherwise provided by the SERP commencing at age 65 or the participant's postponed retirement date. The following table sets forth the scheduled estimated annual benefits expected to be paid pursuant to the SERP to the Named Officers who are currently participants:

     Name (1)                                  Annual Cash Benefit

      Roger D. Malkin.............................      $12,000

(1) Estimated annual benefits in the amount of $29,000 are also expected to be paid pursuant to the SERP to F. Murray Robinson, a former officer of the Company who retired April 15, 1999.

The SERP also provides that on the death of an active employee, the Company will pay a death benefit to the participant's surviving spouse equal to the actuarial equivalent of the participant's accrued benefit, which is based upon the participant's years of service with the Company and the years of service the participant would have had at age 65, if employment had continued. If a participant's employment with the Company is terminated prior to age 65 for reasons other than death, then the participant shall be paid a vested percentage of his accrued benefit equal to the participant's annual cash benefit above multiplied by a fraction (not greater than one), the numerator of which is the participant's years of service as of the date of termination of employment and the denominator of which is the participant's projected years of service as of age 65, if employment had not terminated.

Each participant's vested percentage in the SERP is determined as follows:

     Number of Years of Service                      Vested Percentage

     1 but less than 2....................................   20%
     2 but less than 3....................................   40%
     3 but less than 4....................................   60%
     4 but less than 5....................................   80%
     5 or more............................................  100%


Under the terms of the SERP, the Company may discontinue additional eligibility and planned payments under the SERP at any time. The Named Officers noted above are fully vested in the SERP.

Defined Contribution Plan

Effective April 1, 1994, the Company established a defined contribution plan under the rules of Internal Revenue Code Section 401(k) (the "401(k) Plan"). The 401(k) Plan covers substantially all full-time employees. Eligible employees of the Company and its domestic subsidiaries, who have both attained age 21 and completed one year of service, may participate in the 401(k) Plan. A participant may elect to contribute up to 18% of his or her eligible earnings to the 401(k) Plan. The 401(k) Plan allows the Company to match a maximum of six percent of eligible employee contributions. As of August 31, 1999, the Company has elected not to match such contributions.

Incentive Plans

The Company maintains two incentive plans that compensate key employees and directors through the grant of options to buy shares of Common Stock. In July 1993, the Company adopted the 1993 Stock Option Plan, which is now expired. On October 17, 1995, the Company's Board of Directors adopted the 1995 Long-term Incentive Plan which the shareholders ratified at the 1996 Annual Meeting. Pursuant to the 1995 Plan, the Board of Directors may award stock options, stock appreciation rights, restricted Shares of Common Stock and performance units to officers, key employees and directors. Under the 1995 Plan, 2,560,000 Shares are authorized for grant. As of December 31, 1999, options for 2,205,136 Shares have been granted under the 1995 Plan, leaving available for grant 354,864 Shares, net of forfeitures.

Under both plans, all options for stock granted vest 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of grant. Shares subject to options and awards under the LTIP which expire unexercised are available for new option grants and awards. The number of shares available for grant under the 1993 Plan upon forfeitures of options outstanding thereunder has been reduced to zero and the granting of options thereunder has ceased.

                              CERTAIN TRANSACTIONS

Consulting Agreement

Nam-Hai Chua earned approximately $4,000 in consulting fees in 1998 associated with the Company's effort to enter into joint ventures with parties in the People's Republic of China. No such payments were made in 1999.

Registration Rights

John Hancock Mutual Life Insurance Company has a one-time right to register, under the Act, Shares owned by it on June 28, 1993, less the number of Shares sold by Hancock in the Company's initial public offering. All of the expenses of such registration, except for the cost of printing and Hancock's counsel, will be paid by the Company. Hancock's registration rights are conditioned on Hancock providing the Company with a legal opinion that its Shares may not otherwise be publicly sold.

The holder of the convertible Series M Non-Voting Preferred Stock has certain registration rights associated with the Common Stock into which the Preferred Stock is convertible. The Preferred Stock is convertible into Common Stock beginning upon the seventh anniversary of the date on which it was issued (February 1996) or the occurrence of certain specified events, whichever occurs first.

Future Transactions with Affiliates and Advances

The Company will require that any future transactions between the Company and persons or entities affiliated with officers, directors, employees or stockholders of the Company be on terms no less favorable to the Company than could be obtained in an arm's-length transaction with an unaffiliated party. Such transactions will also be subjected to approval by a majority of the non-employee directors of the Company. The Board of Directors has adopted resolutions prohibiting advances without its approval, except for ordinary business and travel advances in accordance with the Company's policy.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on review of the copies of reporting forms furnished to the Company, or written representations that no forms were required, the Company believes that during 1999, all required events of its officers, directors and 10% stockholders to the Securities and Exchange Commission of their ownership and changes in ownership of Shares (as required pursuant to Section 16(a) of the Securities Exchange Act of 1934) have been filed, except that the following individuals filed the following number of late reports with respect to the following number of transactions: one Form 4 each for Messrs. Hugie and Kimmel relating to an option exercise; one Form 4 for Mr. Ellis relating to stock gifts; and one Form 4 each for Messrs. Malkin, Chua, Jacoby, Murphy, Roth, and Scheidt relating to stock option grants.

                                 PROPOSAL NO. 2

              AUTHORIZATION OF AN ADDITIONAL 2,560,000 SHARES UNDER

                        THE 1995 LONG TERM INCENTIVE PLAN

The Company has heretofore maintained the 1995 Long Term Incentive Plan pursuant to which stock options have been awarded to key employees (approximately 159 persons, including 13 current executive officers) and directors (6 persons). Of the 2,560,000 Shares of common stock currently authorized under the 1995 Plan, only 354,864 remain available for grant. The Company granted options in fiscal 1998 for 722,996 Shares (of which 34,935 have since been forfeited) and in fiscal 1999 for 70,996 Shares, and proposes to grant options in 2000 (subject to stockholder approval of this Proposal 2). The Compensation Committee's current expectation is for annual grants of stock options at substantially the same levels as those made in years prior to 1999.

The Compensation Committee believes the lack of stock options available for grant under the 1995 Plan will adversely affect the Company's ability to attract and retain key executives. Accordingly, the Compensation Committee recommended the following amendment to the 1995 Plan:

Increase the authorized number of Shares available under the 1995 Plan by 2,560,000 Shares. The total Shares available under the 1995 Plan will be 5,120,000 Shares, of which only 2,914,864 will be eligible for grant.

Since the adoption of the 1995 Plan, all employees as a group have been granted 2,205,136 options (net of 218,848 options which have been forfeited, and thus are available for re-grant). The table below indicates the number of stock options currently outstanding under the 1995 Plan. The exercise price of all the options is the fair market value of a Share of Common Stock on the date of the grant.

                     1995 Plan Benefits Outstanding To Date

                                                                       $ Value                     Total # of
Name                         Position                             (In the Money)(1)(2)          Options Remaining (3)
----                         --------                            ------------------             -----------------
Roger D. Malkin              Chief Executive Officer                      0                           42,664

Steven M. Hawkins            President and Chief                       $79,200                       183,333
                                Operating Officer

W. Thomas Jagodinski         Vice President-Finance                       0                           74,666
                                and Treasurer and
                                Assistant Secretary

Thomas O. Luehder            Senior Vice President                        0                           38,889

Charles R. Dismuke, Jr.      Senior Vice President                        0                           24,889

All Current Executives                                                $170,775                       676,548
as a Group (13 persons) (4)

Non-Executive Directors                                                   0                           69,326
as a Group (5 persons)

--------------------------------------------

(1) Represents the difference between the price of the Company's Common Stock at December 31, 1999 ($17.375), less the exercise price of the options.
(2) Value represents in the money value of remaining shares that were granted pursuant to the 1995 Plan.
(3)  Includes outstanding options which are currently out-of-the money.
(4) 10,665 of the remaining options were granted to Mr. Malkin in his capacity as director.

The following summary of the 1995 Plan is qualified in its entirety by the full text of the 1995 Plan and the amendments, copies of which may be obtained by stockholders of the Company upon request directed to the Secretary of the Company at the address on the cover of this Proxy Statement.

The 1995 Plan is administered by the Compensation Committee (the "Committee"). Key employees and directors of the Company who are in positions in which their decisions, actions and counsel can make substantial contributions to the Company's profitability and success are eligible to participate in the 1995 Plan.

Stock options may be granted under the 1995 Plan at the discretion of the Committee. No cash consideration will be received by the Company for the granting of any option. Stock options may be options which are intended to qualify as incentive stock options ("Incentive Stock Options") within the meaning of Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), or options which are not intended to so qualify ("Nonqualified Stock Options"). The Committee has the discretion to fix the exercise price of the options; however, the exercise price for Incentive Stock Options cannot be less than 100% of the fair market value as of the date of grant. The option exercise price may be satisfied in cash or by exchanging Shares of Common Stock owned by the optionee, or a combination of cash and Shares. The Company may facilitate the cashless exercise of options through customary brokerage arrangements. If the exercise price is paid by tendering Shares, the Committee in its discretion may grant the optionee a new stock option for the number of Shares used to pay the exercise price. The Committee has broad discretion as to the terms and conditions upon which options granted shall be exercised. Options have a maximum term of ten years from date of grant. All options granted to date vest 20% per annum commencing on the first day of the second and each succeeding year following each grant and expire ten years from the date of the grant.

Stock appreciation rights ("SARs") are rights to receive cash or Shares, or a combination thereof, as the Committee may determine, in an amount equal to the excess of the fair market value of the Shares with respect to which the SAR is exercised, over a specified price which must not be less than 100% of the fair market value of the Shares at the time the SAR is granted, or, if the SAR is granted in connection with a previously issued stock option, not less than 100% of the fair market value of Shares at the time such option is granted. SARs may be granted in connection with a previously or contemporaneously granted stock option or independently. No cash consideration will be received by the Company for the granting of any SAR. If a SAR is granted in relation to a stock option,
(i) the SAR will be exercisable only at such times and by such persons as the related option is exercisable, and (ii) the grantee's right to exercise either the related option or the SAR will be canceled to the extent that the other is exercised. No SAR may be exercised earlier than six months or later than ten years after the date of grant. The Committee may provide in the SAR agreement circumstances under which SARs will become immediately exercisable and may, notwithstanding the foregoing restriction on time of exercise, accelerate the exercisability of any SAR at any time.

Awards of restricted Shares under the 1995 Plan may be made at the discretion of the Committee and consist of Shares of stock granted to a participant and subject to a stock restriction agreement. At the time of an award, a participant has the benefits of ownership in respect of such Shares, including the right to vote such Shares and receive dividends thereon and other distributions subject to the restrictions set forth in the 1995 Plan and in the stock restriction agreement. The share certificates bear a restrictive legend and the Shares may not be sold, transferred or disposed of until such restrictions have elapsed. Upon the expiration, lapse or removal of restrictions, share certificates free of a restrictive legend will be issued to the grantee. The Committee has broad discretion as to the specific terms and conditions of each award, including applicable rights upon certain terminations of employment.

Performance unit awards entitle grantees to future payments based upon the achievement of pre-established long-term performance objectives. A performance unit agreement will establish with respect to each unit award (i) a performance period of not fewer than two years, (ii) a value for each unit which will not thereafter change, or which may vary thereafter pursuant to criteria specified by the Committee and (iii) maximum and minimum performance targets to be achieved during the applicable performance period. Under each agreement, the grantee will be entitled to full value of a unit award for achievement of maximum targets and a portion of a unit award for performance exceeding minimum targets but less than maximum targets. The Committee has discretion to determine the participants to whom performance unit awards are to be made, the times in which such awards are to be made, the size of such awards and all other conditions and awards, including any restrictions, deferral periods or performance requirements.

The Committee has the discretion to provide financing to a participant in a principal amount sufficient for the purchase of Shares pursuant to an award. The participant, prior to the issuance or transfer of Shares under the 1995 Plan, shall satisfy any tax withholding obligations, in whole or in part, and may elect to have the Company withhold Shares for the value equal to the amount of taxes required by law to be withheld.

If a Change in Control of the Company, as defined in the 1995 Plan, occurs, any SAR outstanding for at least six months and any stock options awarded and not previously exercisable and vested will become fully exercisable and vested and all restrictions applicable to any restricted stock, performance units or other stock-based awards will lapse.

In the event of any change in the outstanding Common Stock of the Company by reason of a stock dividend or distribution, recapitalization, merger, consolidation, reorganization, split-up, combination, exchange of Shares or the like, the Board of Directors, in its discretion, may adjust proportionately the number of Shares which may be issued under the 1995 Plan, the number of Shares subject to outstanding awards, and the option exercise price of each outstanding option. The Board of Directors may also make other such changes in outstanding options, SARs, performance units and restricted stock awards as it deems equitable in its absolute discretion to prevent dilution or enlargement of the rights of grantees, provided that any fractional Shares resulting from such adjustments will be eliminated.

The Board of Directors may terminate, amend, modify or suspend the 1995 Plan at any time, except that the Board of Directors may not, without the authorization of the holders of a majority of the Company's outstanding Shares, increase the maximum number of Shares which may be issued under the 1995 Plan (other than adjustments pursuant to the 1995 Plan), extend the last date on which awards may be granted under the 1995 Plan, extend the date on which the 1995 Plan expires, change the class of persons eligible to receive awards, or change the minimum option price.

The 1995 Plan provides that each director will receive a Nonqualified Stock Option for 2,667 Shares, which option becomes exercisable 20% per year beginning on the first day of the second and each succeeding year form the date of grant.

Federal Income Tax Consequences

(1) Options: No income will be realized by an optionee upon the optionee's purchase of Shares pursuant to the exercise of an Incentive Stock Option. In order to receive this tax benefit, the optionee must not dispose of the Shares before he or she has held such Shares for at least one year after the date of exercise and at least two years after the date of grant. Assuming compliance with this and other applicable tax provisions, an optionee will recognize long-term capital gain or loss when the optionee disposes of the Shares, measured by the difference between the option price and the amount realized for the Shares at the time of disposition. If the optionee disposes of Shares purchased upon the exercise of the option before the expiration of the above-noted periods, any amount realized from such disqualifying disposition will be taxable as ordinary income in the year of disposition to the extent of the lesser of the amount realized by the optionee in excess of the option price, or the spread between the option price and the fair market value of the Shares at the time the option is exercised. Any amount realized in excess of the fair market value of the Shares on the date of exercise will be treated as long- or short-term capital gain, depending upon the holding period of the Shares. No deduction will be allowed to the Company for federal income tax purposes at the time of the grant or exercise of an Incentive Stock Option. At the time of a disqualifying disposition by an optionee, the Company will be entitled to a deduction for the amount taxable to the optionee as ordinary income. The exercise of a Nonqualified Stock Option will result in the recognition of ordinary income by the optionee for federal income tax purposes in an amount equal to the difference between the option price and the fair market value of the Shares acquired upon the exercise of the option. The Company will be entitled to a deduction equal to the amount of income recognized by the optionee. Upon the later sale of any Shares acquired upon the exercise of a Nonqualified Stock Option, any amount realized by the optionee in excess of the amount recognized by the optionee as ordinary income will be treated as long- or short-term capital gain to the optionee, depending upon the holding period of the Shares.

(2) SARs: A grantee of a SAR will realize ordinary income upon the exercise of a SAR equaling the amount of cash received or the current fair market value of stock acquired, and the Company will receive a corresponding deduction. Upon subsequent disposition of any Shares received, any gain or loss will be a long- or short-term capital gain or loss depending upon the applicable holding period.

(3) Restricted Stock: The federal income tax consequences of restricted stock awards will depend on the facts and circumstances of each restricted stock award, and in particular, the nature of the restrictions imposed with respect to the stock which is the subject of the award. In general, if the stock is subject to a "substantial risk of forfeiture", i.e., if rights to full enjoyment of the benefit of ownership of the stock are conditioned upon the future performance of substantial services by the grantee, a taxable event occurs only when the risk of forfeiture ceases. At such time, the grantee will realize ordinary income to the extent of the excess of the fair market value of the stock on the date the risk ceases over the grantee's cost for such stock, and the Company will be entitled to a deduction in the same amount. Under certain circumstances, the grantee can accelerate the taxable event with respect to the stock, in which event, the ordinary income amount and the Company's deduction will be measured as of the date the stock is deemed to have been transferred to the grantee. If the restrictions with respect to stock which is the subject of a restricted stock award do not subject the grantee to a "substantial risk of forfeiture" of the stock, then the grantee will realize ordinary income with respect to the stock to the extent of the difference at the time of the transfer of the stock to the grantee between the fair market value of the stock and the grantee's cost therefor, and the Company will be entitled to a deduction in the same amount. Subsequent to the determination and satisfaction of the ordinary income tax consequences, any further gain or loss realized on the subsequent disposition of such stock will be a long- or short-term capital gain depending upon the applicable holding period.

(4) Performance Unit Awards: A grantee of a performance unit award will realize ordinary income upon receipt equaling the amount of cash or the current market value of the stock received, and the Company will receive a corresponding deduction. Upon subsequent disposition of any Shares received, any gain or loss will be a long- or short-term gain or loss depending upon the applicable holding period.

The foregoing description of tax consequences is based on present federal income tax laws and is subject to change as the law changes. The summary does not cover any State or local tax consequences of participation in the 1995 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSAL TO INCREASE THE NUMBER OF AUTHORIZED SHARES UNDER THE 1995 PLAN.

                                 PROPOSAL NO. 3

                  APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS


Subject to ratification by the stockholders at the Annual Meeting, the Board of Directors, upon the recommendation of the Audit Committee, has appointed Arthur Andersen LLP to serve as the Company's independent public accountants for 2000. Arthur Andersen LLP has served the Company as its independent public accounting firm since 1984. A representative of Arthur Andersen LLP will be present at the meeting and will have the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions. If the appointment is not ratified or if Arthur Andersen LLP becomes incapable of serving in this capacity or if their employment is terminated, the Board will appoint independent public accountants whose continued employment after the next Annual Meeting following such event shall be subject to ratification by the stockholders.

The affirmative vote of the holders of a majority of the Shares that are represented in person or by proxy at the meeting and entitled to vote is required to approve this appointment of Arthur Andersen LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 2000.

                                  OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no matters that will be presented for consideration at the Annual Meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, it is intended that the persons named in the proxy will act in respect thereof in accordance with their best judgment.

                    SOLICITATION OF PROXIES AND COST THEREOF

The expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies will be paid by the Company. In addition to the use of mails, certain directors, officers or employees of the Company and its subsidiaries, who receive no compensation for their services other than their regular salaries, may solicit proxies. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

                              STOCKHOLDER PROPOSALS

Stockholder proposals intended to be included in the proxy statement and presented at the Fall 2000 or the 2001 Annual Meeting must be received by the Company no later than June 2, 2000 or September 30, 2000, respectively. With regard to stockholder proposals not included in the Company's proxy statement but which a stockholder wishes to be brought before the 2001 Annual Meeting, the Company's bylaws establish an advance notice procedure which requires that the Company receive notice of such a proposal by not less than 60 days nor more than 90 days prior to the date of the Annual Meeting; provided, however, that in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. In addition to the above requirements as to timeliness, the proposals must meet certain eligibility requirements of the Securities and Exchange Commission.

                     ANNUAL REPORT AND FINANCIAL STATEMENTS

Stockholders may obtain a copy of the Company's annual report on Form 10-K ("Report 10-K"), as filed with the Securities and Exchange Commission, without charge (except for exhibits), by contacting: W.T. Jagodinski, Vice President-Finance, Delta and Pine Land Company, One Cotton Row, Scott, Mississippi 38772.

Financial Statements meeting the requirements of Regulation S-X are incorporated herein by reference and can be found in the Company's Form 10-K filed with the Securities and Exchange Commission.

                                            BY ORDER OF THE BOARD OF DIRECTORS

                                            Jerome C. Hafter
                                            Secretary